Exhibit 99.1

Sequential Brands Group and Martha Stewart Living Omnimedia Announce Shareholder Election Deadline in Connection with Pending Merger

NEW YORK, New York, November 23, 2015 – Sequential Brands Group, Inc. (“Sequential”) (Nasdaq: SQBG) and Martha Stewart Living Omnimedia, Inc. (“MSLO”) (NYSE: MSO) announced today that MSLO stockholders that wish to make an election with respect to the consideration they will receive if the proposed merger with Sequential is consummated must deliver, or have delivered on their behalf by their bank, broker or other nominee, a properly completed election form to Broadridge, Inc. by 5:00 p.m. Eastern Standard Time on December 1, 2015 (the “Election Deadline”), which is the day prior to the MSLO stockholders meeting regarding the merger.

MSLO stockholders who beneficially hold their shares through a bank, broker or other nominee may have an election deadline earlier than the Election Deadline. These stockholders should carefully review any materials they receive from their bank, broker or other nominee to determine the election deadline applicable to them.

As previously announced, on June 22, 2015, MSLO entered into an Agreement and Plan of Merger among MSLO, Sequential, Singer Madeline Holdings, Inc. (“TopCo”), Singer Merger Sub, Inc. and Madeline Merger Sub, Inc. (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, stockholders of MSLO are entitled to elect to receive, for each share of MSLO common stock they hold, either (i) $6.15 in cash or (ii) a number of shares of TopCo, a newly formed public holding company, equal to $6.15 divided by the volume weighted average price of Sequential common stock during the five-day period ending on the trading day immediately prior to closing.

The MSLO stockholder election is subject to proration to ensure that the aggregate cash paid and the number of shares of TopCo common stock issued will each represent 50% of the aggregate merger consideration. However, any MSLO stockholder that makes a cash election with respect to 50% of its shares (or for holders of an odd number of shares, as close to 50% as possible) and a stock election with respect to the remainder of its shares will not be subject to proration.

If, after submitting its election form, a MSLO stockholder wishes to sell or otherwise transfer some or all of the shares covered by its election, the stockholder will have to revoke its election in order to deliver the shares to the purchaser or other transferee. Such revocation must be received by Broadridge prior to the Election Deadline. Because a MSLO stockholder may revoke its election only prior to the Election Deadline, after the Election Deadline and prior to the effective time of the merger, such stockholder will not be able to sell or otherwise transfer shares for which an election is effective as of the Election Deadline.

MSLO stockholders who have not received any election materials and who beneficially hold their shares through a bank, broker or other nominee should contact their bank, broker or other nominee to obtain additional copies of the election documents. Any other MSLO stockholders who have not received an election form in the mail, may request copies of the election form and instructions from MSLO’s exchange agent, Broadridge, Inc., by calling toll free, 1-855-793-5075.

MSLO’s special meeting of stockholders is scheduled for Wednesday, December 2, 2015. If the requisite stockholder approval is received and all closing conditions are met, MSLO and Sequential anticipate that the merger will close two days following the special meeting of stockholders.

About Sequential Brands Group, Inc.

Sequential Brands Group, Inc. (Nasdaq: SQBG) owns, promotes, markets, and licenses a portfolio of consumer brands in the fashion, active, and lifestyle categories. Sequential seeks to ensure that its brands continue to thrive and grow by employing strong brand management, design and marketing teams. Sequential has licensed and intends to license its brands in a variety of consumer categories to retailers, wholesalers and distributors in the United States and around the world. For more information, please visit Sequential’s website at: www.sequentialbrandsgroup.com. To inquire about licensing opportunities, please email:newbusiness@sbg-ny.com.

About Martha Stewart Living Omnimedia, Inc.

Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) is a diversified media and merchandising company, inspiring and engaging consumers with unique lifestyle content and distinctive products. MSLO reaches approximately 100 million consumers across all media platforms each month and has a growing retail presence in thousands of retail locations. MSLO’s media brands, available across multiple platforms, include Martha Stewart Living, Martha Stewart Weddings, and Everyday Food; MSLO also offers books and utility Apps. MSLO’s television and video programming includes “Martha Stewart’s Cooking School” and “Martha Bakes” series on PBS, in addition to made-for-the-web video and a vast library of how- to content available online. MSLO also designs high-quality Martha Stewart products in a range of lifestyle categories available through select retailers, including The Home Depot, Macy’s, JCPenney, Staples, PetSmart, Michaels and Jo-Ann Fabric & Craft Stores. The MSLO family of brands also includes Chef Emeril Lagasse’s media and merchandising properties. Additional information about MSLO is atwww.marthastewart.com.

Forward-Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of Sequential and MSLO are forward-looking statements (“forward-looking statements”) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date hereof and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Sequential’s and TopCo’s actual results could differ materially from those stated or implied in forward-looking statements. Forward-looking statements include statements concerning guidance, plans, objectives, goals, strategies, expectations, intentions, projections, developments, future events, performance or products, underlying assumptions and other statements that are not historical in nature, including those that include the words “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts,” “projects,” “aims,” “targets,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions. Such forward-looking statements reflect each of Sequential’s and MSLO’s current views with respect to future events, based on what each of Sequential and MSLO believe are reasonable assumptions. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including: (i) risks and uncertainties discussed in the reports that Sequential and MSLO have filed with the Securities and Exchange Commission (“SEC”); (ii) general economic, market, or business conditions; (iii) risks associated with the ability to consummate the transaction and the timing of the closing of the transaction; (iv) the ability to successfully integrate Sequential’s and MSLO’s operations and employees; (v) the ability to realize anticipated benefits and synergies of the transaction; (vi) the potential impact of announcement of the transaction or consummation of the transaction on relationships, including with employees, licensees, customers and competitors; and (vii) other circumstances beyond Sequential’s, MSLO’s and TopCo’s control. Refer to the section entitled “Risk Factors” in each of Sequential’s and MSLO’s most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10- Q for a discussion of important risks, uncertainties and other factors that may affect each of Sequential’s and MSLO’s respective businesses, results of operations and financial condition. Sequential’s and MSLO’s stockholders are urged to consider such risks, uncertainties and factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. Neither Sequential nor MSLO is under any obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication and the information contained in this communication is for informational purposes only and shall not constitute an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where To Find It

The proposed transaction involving Sequential and MSLO will be submitted to the stockholders of MSLO for their consideration. In connection with the proposed transaction, Sequential and MSLO have caused TopCo to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) (File No. 333-205940), which included a prospectus with respect to the shares to be issued in the proposed transaction, a proxy statement for the stockholders of MSLO and an information statement for the stockholders of Sequential (the “Combined Statement”) and each of MSLO and Sequential have mailed the Combined Statement to their respective stockholders and have filed, and will continue to file, other documents regarding the proposed transaction with the SEC. The definitive Registration Statement and the Combined Statement contain important information about the proposed transaction and related matters. SECURITY HOLDERS ARE URGED AND ADVISED TO READ THE REGISTRATION STATEMENT AND THE COMBINED STATEMENT CAREFULLY, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AND ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. The Registration Statement, the Combined Statement and other relevant materials (as they become available) and any other documents filed or furnished by MSLO, Sequential or TopCo with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders are able to obtain free copies of the Registration Statement and the Combined Statement from Sequential by going to its investor relations page on its corporate website at ir.sequentialbrandsgroup.com and from MSLO on its investor relations page on its corporate website at www.marthastewart.com/ir.

Participants in the Solicitation

MSLO, Sequential, their respective directors and certain of their executive officers and employees may be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information about Sequential’s directors and executive officers is set forth in its definitive proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 16, 2015, and information about MSLO’s directors and executive officers is set forth in its amendment to its Annual Report on Form 10-K/A for the calendar year ended December 31, 2014, which was filed with the SEC on April 27, 2015. These documents are available free of charge from Sequential by going to its investor relations page on its corporate website at ir.sequentialbrandsgroup.com and from MSLO on its investor relations page on its corporate website at www.marthastewart.com/ir.

Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the Registration Statement, the Combined Statement and other relevant materials Sequential, MSLO and TopCo intend to file with the SEC.

Media Inquiries

Sequential Brands Group, Inc.

Jaime Cassavechia, 212-518-4771 x. 108

jcassavechia@sbg-ny.com

Martha Stewart Living Omnimedia, Inc.

Jana Branson, 212-827-8123

jbranson@marthastewart.com

Investor Relations Inquiries

Sequential Brands Group, Inc.

Gary Klein, 646-564-2577

gklein@sbg-ny.com

Martha Stewart Living Omnimedia, Inc.

Katherine Nash, 512-757-2566

knash@marthastewart.com